Exhibit (j)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2011, relating to the financial statements and financial highlights which appears in the December 31, 2010 Annual Report to Shareholders of Daily Income Fund, Short-Term Government Securities Fund, Short-Term Bond Fund, Stock Index Fund, Value Fund, Growth Fund, Small-Company Stock Fund, and International Value Fund (comprising the Homestead Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
April 29, 2011